Exhibit 99.1
News

                                                                 Sept. 27, 2000



News Media Contact:
David Mould (770) 821-7531
Chuck Griffin, (770) 821-7814
James M. Peters, (678) 579-5266
http://www.southernco.com
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                      Southern Company and Southern Energy
                   announce pricing of initial public offering

         ATLANTA - Southern Company (NYSE: SO) and Southern Energy Inc., a subsidiary of Southern Company, today announced the pricing of the initial public offering of Southern Energy. The initial public offering of 58 million shares of common stock (not including the underwriters' overallotment option) was priced at $22 per share, which is expected to provide $1.276 billion of gross proceeds to Southern Energy. Southern Energy's common stock commenced trading today on the New York Stock Exchange under the symbol "SOE."

         Southern Energy also announced today the pricing of a public offering of convertible trust preferred securities. The convertible trust preferred securities were priced to yield 6.25 percent with an effective conversion price of $27.50 per share. The gross proceeds to Southern Energy from the offering of the convertible trust preferred securities are expected to be approximately $300 million (not including the purchasers' overallotment option). The convertible trust preferred securities will trade on the New York Stock Exchange under the symbol "SOEPrA."

         Net proceeds to Southern Energy of the combined offerings are expected to be approximately $1.506 billion (not including the overallotment options).

         Both offerings were jointly led by Goldman, Sachs & Co. and Morgan Stanley Dean Witter. A copy of the final prospectus for each offering may be obtained from the offices of Goldman, Sachs & Co, 85 Broad Street, New York, N.Y. 10004.


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NEWS RELEASE                           2                          SEPT. 27, 2000


         Southern Energy Inc. - with operations in 12 countries on five continents - develops, builds, owns and operates power production and delivery facilities and provides a broad range of services to utilities and industrial companies around the world. Its Southern Company Energy Marketing unit provides energy marketing, risk management and financial services and other energy-related commodities, products and services to customers in the United States and Canada.

         Southern Company (NYSE: SO), the largest producer of electricity in the United States, is also the parent firm of Alabama Power, Georgia Power, Gulf Power, Mississippi Power and Savannah Electric.

         This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

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